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DISTRIBUTION AND SHAREHOLDER SERVICES PLAN
OF GUGGENHEIM VARIABLE FUNDS TRUST
1. The Plan. This Distribution and Shareholder Services Plan (the “Plan”), when effective in accordance with its terms, is a written plan contemplated by Rule 12b-1 under the Investment Company Act of 1940 (the “1940 Act”) of certain series of Guggenheim Variable Funds Trust (“Trust”) listed in Schedule A hereto (each, a “Series”).
2. Shares of the Series. It is understood that shares of beneficial interest (“Shares”) of each Series may be offered to life insurance companies for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts and/or variable life insurance policies (“Variable Contracts”) and may also be offered to certain other persons including qualified pension and retirement plans (“Qualified Plans”).
3. Distribution and Service Agreement. The Trust has entered into a Distribution Agreement with respect to each Series with Guggenheim Funds Distributors, LLC (“Guggenheim Funds Distributors”), under which Guggenheim Funds Distributors serves as the Series principal underwriter. This Plan does not require Guggenheim Funds Distributors to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Shares of any Series. Any distribution and service agreement (“Agreement”) relating to the implementation of this Plan shall be in writing and subject to approval and termination pursuant to the provisions of Sections 6 and 8 of this Plan. However, this Plan shall not obligate the Series or any other party to enter into such Agreement.
4. Compensation.
a. Shares of each Series shall pay to Guggenheim Funds Distributors, as compensation for providing distribution, shareholder and administrative services, a fee at the rate specified for that Series on Schedule B, such fee to be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.
b. The fees payable hereunder are payable without regard to the aggregate amount that may be paid over the years, PROVIDED THAT, so long as the limitations set forth in Rule 2830 of the Conduct Rules (“Rule 2830”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”) remain in effect and apply to recipients of payments made under this Plan, the amounts paid hereunder shall not exceed those limitations, including permissible interest.
5. a. Distribution Services. As principal underwriter of the Trust’s shares, Guggenheim Funds Distributors may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of Shares of the Series, including, but not limited to, compensation to employees of Guggenheim Funds Distributors; compensation to Guggenheim Funds Distributors and other broker-dealers that engage in or support the distribution of shares or variable contracts whose proceeds are invested in shares of the Series; expenses of Guggenheim Funds Distributors and such other broker-dealers and entities, including overhead and telephone and other communication expenses; the printing of prospectuses, statements of additional

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information, and reports for other than existing shareholders; and the preparation and distribution of sales literature and advertising materials.
b. Administration and Shareholder Services. Guggenheim Funds Distributors may spend such amounts as it deems appropriate on the administration and servicing of the Series’ shareholder accounts. Such expenditures may be for providing or obtaining services including, but not limited to, the following: administering periodic investment and periodic withdrawal programs; researching and providing historical account activity information for shareholders requesting it; preparing and mailing account and confirmation statements to account holders; preparing and mailing tax forms to account holders; serving as custodian to retirement plans investing in Shares; dealing appropriately with abandoned accounts; collating and reporting the number of Shares attributable to each state for blue sky registration and reporting purposes; identifying and reporting transactions exempt from blue sky registration requirements; and providing and maintaining ongoing shareholder services for the duration of the shareholders’ investment in Shares of each Series, which may include updates on performance, total return, other related statistical information, and a continual analysis of the suitability of the investment in Shares of each Series. Expenditures by Guggenheim Funds Distributors may also be for providing services to life insurance companies that issue the Variable Contracts, their affiliates, or current and prospective owners of Variable Contracts including, but not limited to, the following: teleservicing support in connection with the Series; delivery and responding to inquires respecting the Series’ Prospectus and/or Statement of Additional Information, reports, notices, proxies and proxy statements and other information respecting the Series (but not including services paid for by the Trust such as printing and mailing); facilitation of the tabulation of Variable Contract owners’ votes in the event of a meeting of Trust shareholders; conveyance of information to the Trust, or its transfer agent as may be reasonably requested; provision of support services including providing information about the Trust and the Series and answering questions concerning the Trust and the Series, including questions respecting Variable Contract owners’ interests in the Series; provision and administration of Variable Contract features for the benefit of Variable Contract owners participating in the Series including fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; and provision of other services deemed appropriate by Guggenheim Funds Distributors from time to time.
6. Effectiveness and Continuation. This Plan shall take effect with respect to a Series on the date indicated in Schedule A and, unless sooner terminated as herein provided, this Plan shall remain in effect with respect to the Series for one year following the applicable effective date listed on Schedule A, and year to year thereafter, provided, however, that such continuance is specifically approved with respect to such Series at least annually together with any related agreements, by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) those Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Independent Trustees”), cast in person at a meeting or meetings called for the purpose of voting on this Plan.

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7. Amendment. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to increase materially the amount spent by a Series for distribution, shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Shares of that Series, and (b) any material amendments of this Plan shall be effective only upon approval provided in paragraph 6 hereof for annual approval.
8. Termination. This Plan may be terminated at any time with respect to a Series, without the payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Shares of the Series.
9. Reports. During the existence of this Plan, each Series shall require Guggenheim Funds Distributors to provide the Trust, for review by the Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amount expended in connection with financing any activities primarily intended to result in the sale of Shares of the Series (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.
10. Limitation of Liability. Consistent with the limitations of liability as set forth in the Trust’s Declaration of Trust, any obligations assumed by a Series pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to that Series and its assets, and shall not constitute obligations of any other series of shares of the Trust, of the shareholders, or of the Trustees.
11. Non-Interested Trustees. So long as the Plan is in effect, the selection and nomination of those Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the non-interested Trustees then in office.
12. Miscellaneous. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

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DISTRIBUTION AND SHAREHOLDER SERVICES PLAN
OF GUGGENHEIM VARIABLE FUNDS TRUST
SCHEDULE A

SERIES	DATE MADE A PARTY TO THE PLAN
Series A (StylePlus – Large Core Series)	May 1, 2017
Series B (Large Cap Value Series)	May 1, 2017
Series D (World Equity Income Series)	May 1, 2017
Series E (Total Return Bond Series)	October 20, 2014
Series F (Floating Rate Strategies Series)	April 30, 2014
Series J (StylePlus—Mid Growth Series)	May 1, 2017
Series N (Managed Asset Allocation Series)	May 1, 2017
Series O (All Cap Value Series)	May 1, 2017
Series P (High Yield Series)	October 20, 2014
Series Q (Small Cap Value Series)	May 1, 2017
Series V (Mid Cap Value Series)	May 1, 2017
Series X (StylePlus – Small Growth Series)	May 1, 2017
Series Y (StylePlus – Large Growth Series)	May 1, 2017
Series Z (Alpha Opportunities Series)	May 1, 2017

DATED: May 1, 2017

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PLAN PURSUANT TO 12B-1
OF GUGGENHEIM VARIABLE FUNDS TRUST
SCHEDULE B

SERIES	Fee (as a Percentage of Average DAILY NET ASSETS OF CLASS)
Series A (StylePlus – Large Core Series)	0.25%
Series B (Large Cap Value Series)	0.25%
Series D (World Equity Income Series)	0.25%
Series E (Total Return Bond Series)	0.25%
Series F (Floating Rate Strategies Series)	0.25%
Series J (StylePlus—Mid Growth Series)	0.25%
Series N (Managed Asset Allocation Series)	0.25%
Series O (All Cap Value Series)	0.25%
Series P (High Yield Series)	0.25%
Series Q (Small Cap Value Series)	0.25%
Series V (Mid Cap Value Series)	0.25%
Series X (StylePlus – Small Growth Series)	0.25%
Series Y (StylePlus – Large Growth Series)	0.25%
Series Z (Alpha Opportunities Series)	0.25%

DATED: May 1, 2017